Exhibit 99.1
CONSOL Energy Announces Results for the Fourth Quarter and Full Year 2022
and Announces Dividend of $1.10/Share
CANONSBURG, PA (February 7, 2023) - Today, CONSOL Energy Inc. (NYSE: CEIX) reported financial and operating results for the fiscal quarter and year ended December 31, 2022.
Fourth Quarter 2022 Highlights Include:
•GAAP net income of $193.0 million;
•Quarterly adjusted EBITDA1 of $240.3 million;
•Announces dividend of $1.10/share, based on 4Q22 results, payable on February 28, 2023;
•Increasing the planned shareholder return allocation to a range of 35-50% of free cash flow while continuing to reduce debt;
•Repurchased 124 thousand shares of CEIX common stock at a weighted average price of $64.18 per share;
•Net cash provided by operating activities of $151.3 million;
•Quarterly free cash flow1 of $116.0 million;
•Restarted the fifth longwall at the Pennsylvania Mining Complex (PAMC) in mid-December;
•2023 and 2024 contracted position improved to 23.9 million tons and 12.5 million tons, respectively; and
•Debt repayments of $81.6 million during 4Q22, including $50.0 million of Term Loan B and $25.0 million of Second Lien Notes.

Full Year 2022 Highlights Include:
•GAAP net income of $467.0 million;
•Adjusted EBITDA1 of $806.7 million;
•Net cash provided by operating activities of $651.0 million;
•Free cash flow1 of $501.0 million;
•PAMC coal shipments of 24.1 million tons;
•Record annual terminal revenue and Adjusted EBITDA1 at the CONSOL Marine Terminal;
•Debt repayments of $292.3 million, while increasing total cash and cash equivalents by $128.7 million;
•Initiated enhanced shareholder return program in 3Q22, returning approximately $80.0 million to shareholders;
•Commissioned the Itmann Preparation Plant with ramp up to full production expected in 2023; and
•Refinanced our revolving credit facility and accounts receivable securitization facility.

Management Comments
“During the fourth quarter of 2022, we delivered a strong operational and financial performance following challenging geological issues at the PAMC in the third quarter and finished the year with 24.1 million PAMC sales tons. We generated annual free cash flow1 of $501 million in 2022, which was used to accelerate our debt reduction strategy and underpinned the decision to initiate an enhanced shareholder return program during the year. In 2022, we made debt repayments of nearly $300 million, returned $80 million to shareholders via dividends and share repurchases and increased our cash position by approximately $130 million. Due to this significant progress, we are pleased to announce that we are increasing our planned capital allocation percentage for shareholder returns to a range of 35% to 50% of quarterly free cash flows. Operationally during the year, we completed the development of the fifth longwall at the PAMC in December, which is now fully operational, and we commissioned our Itmann preparation plant, which shipped its first train in 4Q22.”

“On the safety front, our Bailey Preparation Plant and CONSOL Marine Terminal (CMT) each had ZERO employee recordable incidents during the full year of 2022. Our full-year total recordable incident rate of 1.72 at the PAMC continues to track significantly below the national average for underground bituminous coal mines, finishing the year approximately 63% below the national year-to-date average (based on the latest available MSHA data).”

Pennsylvania Mining Complex Review and Outlook
PAMC Sales and Marketing
Our sales team sold 6.2 million tons of PAMC coal during the fourth quarter of 2022, generating coal revenue of $516.3 million for the PAMC segment. After adjusting for the effect of settlements of commodity derivatives, the PAMC generated an average realized coal revenue per ton sold1 of $75.92. This compares to 5.6 million tons sold at an average realized coal revenue per ton sold1 of $51.27 in the year-ago period. The improvement in the average realized coal revenue per ton sold1 throughout 2022 was due to significant improvements in the coal, natural gas, and electric power markets versus the prior year.

In the domestic market, although the coal pricing environment remained robust during the fourth quarter of 2022, prices became very volatile. Warmer-than-normal weather for much of the quarter as well as increased natural gas inventories drove the volatility. However, coal had a strong finish to 2022 and stepped up meaningfully during the arctic blast that hit much of the U.S. in mid- to late-December. McCloskey estimates that coal burn reached 42.4 million tons during the month, an 8 million ton increase compared to December 2021 as coal again proved to be a reliable baseload power source. Warmer-than-normal temperatures have gripped much of the U.S. in the month of January and have put downward pressure on domestic natural gas and power prices. However, incremental coal supply remained muted throughout 2022, and the Energy Information Administration expects an 11% decline in domestic coal production in 2023, which should keep the energy markets tight.

On the export front, similar to the domestic market, seaborne thermal coal markets remained strong through much of the fourth quarter of 2022. API2 spot prices averaged $237/metric ton in 4Q22 compared to $173/metric ton in the prior-year quarter. However, warmer-than-normal temperatures in Europe, which led to improved coal and natural gas inventory levels, have caused a lot of recent volatility in the European energy market. Fundamentally, high calorific value coal supplies remain tight, and natural gas market conditions in Europe remain constrained by the indefinite shutdown of the Russian Nord Stream 1 pipeline and delayed regulatory approval for Nord Stream 2 forcing Europe to be more reliant on imported LNG. Goldman Sachs suggests that a mild winter could relax constraints on European economic growth and industrial demand that were artificially curtailed in 2022 in order to balance the gas market, which could still drive increased energy demand in Europe in 2023.

During 4Q22, we strengthened our forward contract book at the PAMC, opportunistically increasing our sales book by an additional 8.3 million tons for delivery through 2025. As such, we have increased our 2023 and 2024 sold positions to 23.9 million tons and 12.5 million tons, respectively.

Operations Summary
During the fourth quarter of 2022, we ran our four operating longwalls at the Pennsylvania Mining Complex at a more normalized run rate after encountering multiple operational and geological issues during the third quarter. Furthermore, we completed the development of our fifth longwall at the complex toward the end of 4Q22, and it subsequently began producing coal in mid-December. The PAMC produced 6.1 million tons in 4Q22, compared to 5.6 million tons in the year-ago quarter. This brought total PAMC production to 23.9 million tons in 2022.

CEIX's total costs and expenses during the fourth quarter of 2022 were $401.8 million, compared to $318.0 million in the year-ago quarter, and CEIX’s total coal revenue during the fourth quarter of 2022 was $537.0 million, compared to $288.1 million in the year-ago quarter. Total realized coal revenue1 in 4Q22 was $489.3 million, after accounting for the settlements of commodity derivatives. The significant improvement in total realized coal revenue1 in the quarter was mainly driven by a $24.65 improvement in average realized coal revenue per ton sold1 at the Pennsylvania Mining Complex, as coal prices were much stronger compared to the prior-year period, as well as improved incremental sales volume. Average cash cost of coal sold per ton1 at the PAMC for the fourth quarter of 2022 was $34.89, compared to $30.81 in the year-ago quarter. The increase was due to ongoing inflationary pressures on costs for supplies, maintenance, and contractor labor, increased power costs and added costs associated with the continued development work for the fifth longwall at the PAMC.

For 2022, CEIX's total costs and expenses were $1,533.5 million, compared to $1,223.5 million in the prior year. Our full-year 2022 average cash cost of coal sold per ton1 at the PAMC came in at $34.56, compared to $28.25 for full-year 2021. The significant increase for the year was again due to persistent inflationary pressures, fifth longwall development costs and increased power expense compared to 2021.

		Three Months Ended		For the Year Ended
		December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021

Total Coal Revenue	thousands	$536,994	$288,095	$2,018,662	$1,092,022
Settlements of Commodity Derivatives	thousands	$(47,742)	$—	$(289,228)	$—
Total Realized Coal Revenue[1]	thousands	$489,252	$288,095	$1,729,434	$1,092,022
Total Costs and Expenses	thousands	$401,791	$318,039	$1,533,500	$1,223,540
Total Cash Cost of Coal Sold[1]	thousands	$215,990	$171,280	$834,405	$668,812
Coal Production	million tons	6.1	5.6	23.9	23.9
Coal Sales	million tons	6.2	5.6	24.1	23.7
Average Realized Coal Revenue per Ton Sold[1]	per ton	$75.92	$51.27	$69.89	$45.75
Average Cash Cost of Coal Sold per Ton[1]	per ton	$34.89	$30.81	$34.56	$28.25
Average Cash Margin per Ton Sold[1]	per ton	$41.03	$20.46	$35.33	$17.50
CONSOL Marine Terminal Review
For the fourth quarter of 2022, throughput volumes at the CMT were 3.6 million tons, compared to 3.1 million tons in the year-ago period. The quarter-over-quarter increase was largely due to incremental PAMC sales volumes in 4Q22 that moved into the export market. Terminal revenues and CMT total costs and expenses were $20.9 million and $10.3 million, respectively, in 4Q22, compared to $15.5 million and $7.4 million, respectively, during the year-ago period. CMT operating cash costs1 were $6.4 million in 4Q22, compared to $5.4 million in 4Q21. The increase in terminal revenue in the quarter was due to a $0.79 per ton increase in the average throughput rate as well as the additional throughput volume compared to the prior-year period. The increase in CMT operating cash costs was mainly due to increased supplies, services and power costs compared to 4Q21. CONSOL Marine Terminal net income and CONSOL Marine Terminal Adjusted EBITDA1 were $11.7 million and $14.4 million, respectively, in the fourth quarter of 2022 compared to $10.4 million and $13.2 million, respectively, in the year-ago period. For the full year of 2022, CMT achieved terminal revenue of $78.9 million, the highest in its history. As such, 2022 CONSOL Marine Terminal net income and CONSOL Marine Terminal Adjusted EBITDA1 were $41.2 million and $52.3 million, respectively, compared to $32.3 million and $43.5 million, respectively, in 2021.

Itmann Update
After achieving major milestones in the second half of 2022 with the commissioning of the Itmann preparation plant in September and the shipping of the first train of Itmann coal in October, Itmann production was impaired during 4Q22 due to equipment delivery delays, adverse geological conditions and a tight labor market. As a result, we now expect the ramp up to full run-rate production to occur around mid-year 2023. Although the ramp-up has been delayed, the underlying issues are expected to be relatively short-term in nature and are not expected to affect the long-term viability of the project. We shipped 9 trains of coal from the Itmann preparation plant during the 4th quarter, and we sold 204 thousand tons of Itmann and 3rd party coal in aggregate during 2022. The final continuous miner was delivered in December of 2022, and we believe we are past the geological challenges that were faced in 4Q22. On the marketing front, our Itmann product continues to be well-received, and we remain focused on securing new business with strategic customers in the domestic and export markets.

Shareholder Returns Update
In late December 2022, CEIX repurchased 124,454 shares of its common stock for $8.0 million at a weighted average price of $64.18 per share, which settled in early January 2023.

Today, at the discretion of the board of directors, CEIX announced a dividend of $1.10/share, representing approximately 34% of the free cash flow generated in the fourth quarter of 2022. The payment will amount to an aggregate of approximately $39.0 million, payable on February 28, 2023 to all shareholders of record as of February 17, 2023. When combined with the $8.0 million share repurchase, these in aggregate represent approximately 40% of the free cash flow generated in the fourth quarter.

Moving forward, CEIX announced an update and increase to its enhanced shareholder return program, which will become effective in the first quarter of 2023, that will return a planned aggregate range of approximately 35% to 50% of quarterly free cash flow in the form of dividends, subject to the discretion of the board of directors, and/or share repurchases, in any combination determined at the discretion of CEIX management.

CEIX expects to continue to aggressively reduce its outstanding gross debt by allocating the majority of its remaining free cash flow toward debt repayment with the goal of retiring its Term Loan B and Senior Secured Second Lien Notes. Once this goal is achieved, CEIX expects to consider further increasing the free cash flow allocation to its shareholder return program.

Debt Repurchases Update
During the fourth quarter of 2022, we continued to execute on our stated goal of reducing our total debt levels and made repayments of $50.0 million, $25.0 million and $6.6 million on our Term Loan B, second lien notes and equipment-financed and other debt, respectively. This brings our total debt repayments and repurchases in the quarter to $81.6 million (excluding the premium paid on the second lien notes).

For the year ended December 31, 2022, we made repayments of $175.7 million, $50.0 million, $41.3 million and $25.3 million on our Term Loan B, second lien notes, Term Loan A and equipment-financed and other debt, respectively. This brings our total debt payments and repurchases in the year to $292.3 million (excluding the premium paid on the second lien notes).

2023 Guidance and Outlook
Based on our current contracted position, estimated prices and production plans, we are providing the following financial and operating performance guidance for full fiscal year 2023:
•2023 targeted PAMC coal sales volume of 25.0-27.0 million tons
•PAMC average realized coal revenue per ton sold2 expectation of $78.00-$84.00
•PAMC average cash cost of coal sold per ton2 expectation of $34.00-$36.00
•Itmann Complex production volume of 400-600 thousand tons
•Capital expenditures: $160-$185 million

Fourth Quarter Earnings Conference Call
A conference call and webcast, during which management will discuss the fourth quarter and full year 2022 financial and operational results, is scheduled for February 7, 2023 at 10:00 AM eastern time. Prepared remarks by members of management will be followed by a question-and-answer session. Interested parties may listen via webcast on the "Events and Presentations" page of our website, www.consolenergy.com. An archive of the webcast will be available for 30 days after the event.

Participant dial in (toll free) 1-877-226-2859
Participant international dial in 1-412-542-4134

Availability of Additional Information
Please refer to our website, www.consolenergy.com, for additional information regarding the company. In addition, we may provide other information about the company from time to time on our website.
We will also file our Form 10-K with the Securities and Exchange Commission (SEC) reporting our results for the period ended December 31, 2022 on February 10, 2023. Investors seeking our detailed financial statements can refer to the Form 10-K once it has been filed with the SEC.

Footnotes:
1 "Adjusted EBITDA", "Free Cash Flow", "CONSOL Marine Terminal Adjusted EBITDA", "CMT Operating Cash Costs", “Total Realized Coal Revenue” and "Total Cash Cost of Coal Sold" are non-GAAP financial measures and “Average Realized Coal Revenue per Ton Sold”, "Average Cash Cost of Coal Sold per Ton" and "Average Cash Margin per Ton Sold" are operating ratios derived from non-GAAP financial measures, each of which are reconciled to the most directly comparable GAAP financial measures below, under the caption “Reconciliation of Non-GAAP Financial Measures".
2 CEIX is unable to provide a reconciliation of Average Realized Coal Revenue per Ton Sold and Average Cash Cost of Coal Sold per Ton guidance, operating ratios derived from non-GAAP financial measures, due to the unknown effect, timing and potential significance of certain income statement items.
About CONSOL Energy Inc.
CONSOL Energy Inc. (NYSE: CEIX) is a Canonsburg, Pennsylvania-based producer and exporter of high-Btu bituminous thermal coal and metallurgical coal. It owns and operates some of the most productive longwall mining operations in the Northern Appalachian Basin. CONSOL’s flagship operation is the Pennsylvania Mining Complex, which has the capacity to produce approximately 28.5 million tons of coal per year and is comprised of 3 large-scale underground mines: Bailey Mine, Enlow Fork Mine, and Harvey Mine. CONSOL also developed the Itmann Mine in the Central Appalachian Basin, which has the capacity to produce roughly 900 thousand tons per annum of premium, low-vol metallurgical coking coal. The company also owns and operates the CONSOL Marine Terminal, which is located in the port of Baltimore and has a throughput capacity of approximately 15 million tons per year. In addition to the ~622 million reserve tons associated with the Pennsylvania Mining Complex and the ~28 million reserve tons associated with the Itmann Mining Complex, the company also controls approximately 1.4 billion tons of greenfield thermal and metallurgical coal reserves and resources located in the major coal-producing basins of the eastern United States. Additional information regarding CONSOL Energy may be found at www.consolenergy.com.

Contacts:
Investor:
Nathan Tucker, (724) 416-8336
nathantucker@consolenergy.com
Media:
Erica Fisher, (724) 416-8292
ericafisher@consolenergy.com

Condensed Consolidated Statements of Income
The following table presents a condensed consolidated statement of income for the three months and years ended December 31, 2022 and 2021 (in thousands):

	Three Months Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue and Other Income:
Coal Revenue	$536,994	$288,095	$2,018,662	$1,092,022
Terminal Revenue	20,899	15,493	78,915	65,193
Freight Revenue	51,022	31,448	182,441	103,819
Gain (Loss) on Commodity Derivatives, net	19,547	115,539	(237,024)	(52,204)
Other Income	8,689	30,050	58,943	50,117
Total Revenue and Other Income	637,151	480,625	2,101,937	1,258,947

Costs and Expenses:
Operating and Other Costs	256,254	195,702	949,222	745,292
Depreciation, Depletion and Amortization	58,271	56,510	226,878	224,583
Freight Expense	51,022	31,448	182,441	103,819
General and Administrative Costs	21,777	18,530	116,696	87,161
Loss (Gain) on Debt Extinguishment	1,262	—	5,623	(657)
Interest Expense	13,205	15,849	52,640	63,342
Total Costs and Expenses	401,791	318,039	1,533,500	1,223,540

Earnings Before Income Tax	235,360	162,586	568,437	35,407
Income Tax Expense	42,343	45,263	101,458	1,297
Net Income	$193,017	$117,323	$466,979	$34,110

Earnings per Share:
Basic	$5.54	$3.40	$13.41	$0.99
Dilutive	$5.39	$3.30	$13.07	$0.96

Condensed Consolidated Balance Sheets
The following table presents a condensed consolidated balance sheet as of December 31, 2022 and 2021 (in thousands):

	December 31,
	2022	2021
	(Unaudited)	(Unaudited)
ASSETS
Cash and Cash Equivalents	$273,070	$149,913
Trade Receivables, net	158,127	104,099
Other Current Assets	167,286	132,328
Total Current Assets	598,483	386,340
Total Property, Plant and Equipment - Net	1,960,082	1,978,550
Total Other Assets	145,812	208,627
TOTAL ASSETS	$2,704,377	$2,573,517

LIABILITIES AND EQUITY
Total Current Liabilities	$448,798	$445,232
Total Long-Term Debt	355,335	594,650
Total Other Liabilities	734,418	860,822
Total Equity	1,165,826	672,813
TOTAL LIABILITIES AND EQUITY	$2,704,377	$2,573,517

Condensed Consolidated Statements of Cash Flows
The following table presents a condensed consolidated statement of cash flows for the three months and years ended December 31, 2022 and 2021 (in thousands):

	Three Months Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
Cash Flows from Operating Activities:	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net Income	$193,017	$117,323	$466,979	$34,110
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	58,271	56,510	226,878	224,583
Other Non-Cash Adjustments to Net Income	(28,402)	(83,251)	(11,699)	40,892
Changes in Working Capital	(71,582)	(38,156)	(31,168)	5,984
Net Cash Provided by Operating Activities	151,304	52,426	650,990	305,569
Cash Flows from Investing Activities:
Capital Expenditures	(37,050)	(29,434)	(171,506)	(132,752)
Proceeds from Sales of Assets	1,764	1,519	21,538	13,572
Other Investing Activity	9,423	(7,843)	7,790	(8,181)
Net Cash Used in Investing Activities	(25,863)	(35,758)	(142,178)	(127,361)
Cash Flows from Financing Activities:
Net Payments on Long-Term Debt, Including Fees	(82,257)	(30,768)	(294,362)	(101,181)
Proceeds from Long-Term Debt	—	—	—	75,000
Dividends	(36,615)	—	(71,486)	—
Other Financing Activities	(265)	—	(14,218)	(4,671)
Net Cash Used in Financing Activities	(119,137)	(30,768)	(380,066)	(30,852)
Net Increase (Decrease) in Cash and Cash Equivalents and Restricted Cash	6,304	(14,100)	128,746	147,356
Cash and Cash Equivalents and Restricted Cash at Beginning of Period	320,648	212,306	198,206	50,850
Cash and Cash Equivalents and Restricted Cash at End of Period	$326,952	$198,206	$326,952	$198,206
Reconciliation of Non-GAAP Financial Measures
We evaluate our cost of coal sold and cash cost of coal sold on an aggregate basis by segment, and our average cash cost of coal sold per ton on a per-ton basis. Cost of coal sold includes items such as direct operating costs, royalty and production taxes, direct administration costs, and depreciation, depletion and amortization costs on production assets. Cost of coal sold excludes any indirect costs, such as general and administrative costs, freight expenses, (loss) gain on debt extinguishment, interest expenses, depreciation, depletion and amortization costs on non-production assets and other costs not directly attributable to the production of coal. The cash cost of coal sold includes cost of coal sold less depreciation, depletion and amortization costs on production assets. We define average cash cost of coal sold per ton as cash cost of coal sold divided by tons sold. The GAAP measure most directly comparable to cost of coal sold, cash cost of coal sold and average cash cost of coal sold per ton is total costs and expenses.

The following table presents a reconciliation for the PAMC segment of cost of coal sold, cash cost of coal sold and average cash cost of coal sold per ton to total costs and expenses, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
Total Costs and Expenses	$401,791	$318,039	$1,533,500	$1,223,540
Less: Freight Expense	(51,022)	(31,448)	(182,441)	(103,819)
Less: General and Administrative Costs	(21,777)	(18,530)	(116,696)	(87,161)
Less: (Loss) Gain on Debt Extinguishment	(1,262)	—	(5,623)	657
Less: Interest Expense	(13,205)	(15,849)	(52,640)	(63,342)
Less: Other Costs (Non-Production and non-PAMC)	(89,368)	(24,422)	(114,817)	(76,480)
Less: Depreciation, Depletion and Amortization (Non-Production and non-PAMC)	(9,167)	(8,461)	(37,021)	(29,355)
Cost of Coal Sold	$215,990	$219,329	$1,024,262	$864,040
Less: Depreciation, Depletion and Amortization (PAMC Production)	(49,104)	(48,049)	(189,857)	(195,228)
Cash Cost of Coal Sold	$166,886	$171,280	$834,405	$668,812
Total Tons Sold (in millions)	6.2	5.6	24.1	23.7
Average Cost of Coal Sold per Ton	$42.96	$39.34	$42.49	$36.43
Less: Depreciation, Depletion and Amortization Costs per Ton Sold	8.07	8.53	7.93	8.18
Average Cash Cost of Coal Sold per Ton	$34.89	$30.81	$34.56	$28.25
We evaluate our average realized coal revenue per ton sold, average margin per ton sold and average cash margin per ton sold on a per-ton basis. We define realized coal revenue as total coal revenue, net of settlements of commodity derivatives. We define average realized coal revenue per ton sold as total coal revenue, net of settlements of commodity derivatives divided by tons sold. We define average margin per ton sold as average realized coal revenue per ton sold, net of average cost of coal sold per ton. We define average cash margin per ton sold as average realized coal revenue per ton sold, net of average cash cost of coal sold per ton. The GAAP measure most directly comparable to realized coal revenue, average realized coal revenue per ton sold, average margin per ton sold and average cash margin per ton sold is total coal revenue.

The following table presents a reconciliation for the PAMC segment of realized coal revenue, average realized coal revenue per ton sold, average margin per ton sold and average cash margin per ton sold to total coal revenue, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
Total Coal Revenue (PAMC Segment)	$516,289	$285,807	$1,973,884	$1,085,080
Less: Settlements of Commodity Derivatives	(47,742)	—	(289,228)	—
Total Realized Coal Revenue	$468,547	$285,807	$1,684,656	$1,085,080
Operating and Other Costs	256,254	195,702	949,222	745,292
Less: Other Costs (Non-Production and non-PAMC)	(89,368)	(24,422)	(114,817)	(76,480)
Total Cash Cost of Coal Sold	166,886	171,280	834,405	668,812
Add: Depreciation, Depletion and Amortization	58,271	56,510	226,878	224,583
Less: Depreciation, Depletion and Amortization (Non-Production and non-PAMC)	(9,167)	(8,461)	(37,021)	(29,355)
Total Cost of Coal Sold	$215,990	$219,329	$1,024,262	$864,040
Total Tons Sold (in millions)	6.2	5.6	24.1	23.7
Average Realized Coal Revenue per Ton Sold	$75.92	$51.27	$69.89	$45.75
Average Cash Cost of Coal Sold per Ton	34.89	30.81	34.56	28.25
Depreciation, Depletion and Amortization Costs per Ton Sold	8.07	8.53	7.93	8.18
Average Cost of Coal Sold per Ton	42.96	39.34	42.49	36.43
Average Margin per Ton Sold	32.96	11.93	27.40	9.32
Add: Depreciation, Depletion and Amortization Costs per Ton Sold	8.07	8.53	7.93	8.18
Average Cash Margin per Ton Sold	$41.03	$20.46	$35.33	$17.50

We define CMT operating costs as operating and other costs related to throughput tons. CMT operating costs exclude any indirect costs, such as freight expense, general and administrative costs, (loss) gain on debt extinguishment, depreciation, depletion and amortization of non-throughput assets, direct administration costs, interest expenses, and other costs not directly attributable to throughput tons. CMT operating cash costs include CMT operating costs, less depreciation, depletion and amortization costs on throughput assets. The GAAP measure most directly comparable to CMT operating costs and CMT operating cash costs is total costs and expenses.
The following table presents a reconciliation of CMT operating costs and CMT operating cash costs to total costs and expenses, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
Total Costs and Expenses	$401,791	$318,039	$1,533,500	$1,223,540
Less: Freight Expense	(51,022)	(31,448)	(182,441)	(103,819)
Less: General and Administrative Costs	(21,777)	(18,530)	(116,696)	(87,161)
Less: (Loss) Gain on Debt Extinguishment	(1,262)	—	(5,623)	657
Less: Interest Expense	(13,205)	(15,849)	(52,640)	(63,342)
Less: Other Costs (Non-Throughput)	(249,836)	(190,328)	(924,464)	(723,474)
Less: Depreciation, Depletion and Amortization (Non-Throughput)	(57,253)	(55,292)	(222,609)	(219,749)
CMT Operating Costs	$7,436	$6,592	$29,027	$26,652
Less: Depreciation, Depletion and Amortization (Throughput)	(1,018)	(1,218)	(4,269)	(4,834)
CMT Operating Cash Costs	$6,418	$5,374	$24,758	$21,818

We define adjusted EBITDA as (i) net income (loss) plus income taxes, interest expense and depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as stock-based compensation and fair value adjustments of commodity derivative instruments. The GAAP measure most directly comparable to adjusted EBITDA is net income (loss).
The following tables present a reconciliation of adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended December 31, 2022
	PAMC	CONSOL Marine Terminal	Other	Total Company
Net Income (Loss)	$247,800	$11,654	$(66,437)	$193,017

Add: Income Tax Expense	—	—	42,343	42,343
Add: Interest Expense	(205)	1,527	11,883	13,205
Less: Interest Income	(553)	—	(1,169)	(1,722)
Earnings (Loss) Before Interest & Taxes (EBIT)	247,042	13,181	(13,380)	246,843

Add: Depreciation, Depletion & Amortization	50,583	1,148	6,540	58,271

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$297,625	$14,329	$(6,840)	$305,114

Adjustments:
Add: Stock-Based Compensation	$1,005	$48	$143	$1,196
Add: Loss on Debt Extinguishment	—	—	1,262	1,262
Less: Fair Value Adjustment of Commodity Derivative Instruments	(67,289)	—	—	(67,289)
Total Pre-tax Adjustments	(66,284)	48	1,405	(64,831)

Adjusted EBITDA	$231,341	$14,377	$(5,435)	$240,283

	Three Months Ended December 31, 2021
	PAMC	CONSOL Marine Terminal	Other	Total Company
Net Income (Loss)	$176,145	$10,415	$(69,237)	$117,323

Add: Income Tax Expense	—	—	45,263	45,263
Add: Interest Expense	285	1,533	14,031	15,849
Less: Interest Income	(54)	—	(827)	(881)
Earnings (Loss) Before Interest & Taxes (EBIT)	176,376	11,948	(10,770)	177,554

Add: Depreciation, Depletion & Amortization	50,940	1,218	4,352	56,510

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$227,316	$13,166	$(6,418)	$234,064

Adjustments:
Add: Stock-Based Compensation	1,761	81	183	2,025
Add: Fair Value Adjustment of Commodity Derivative Instruments	(115,539)	—	—	(115,539)
Total Pre-tax Adjustments	(113,778)	81	183	(113,514)

Adjusted EBITDA	$113,538	$13,247	$(6,235)	$120,550

	For the Year Ended December 31, 2022
	PAMC	CONSOL Marine Terminal	Other	Total Company
Net Income (Loss)	$620,208	$41,223	$(194,452)	$466,979

Add: Income Tax Expense	—	—	101,458	101,458
Add: Interest Expense	—	6,116	46,524	52,640
Less: Interest Income	(1,857)	—	(4,174)	(6,031)
Earnings (Loss) Before Interest & Taxes (EBIT)	618,351	47,339	(50,644)	615,046

Add: Depreciation, Depletion & Amortization	200,320	4,604	21,954	226,878

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$818,671	$51,943	$(28,690)	$841,924

Adjustments:
Add: Stock-Based Compensation	$6,628	$316	$946	$7,890
Add: Loss on Debt Extinguishment	—	—	5,623	5,623
Add: Equity Affiliate Adjustments	—	—	3,500	3,500
Less: Fair Value Adjustment of Commodity Derivative Instruments	(52,204)	—	—	(52,204)
Total Pre-tax Adjustments	(45,576)	316	10,069	(35,191)

Adjusted EBITDA	$773,095	$52,259	$(18,621)	$806,733

	For the Year Ended December 31, 2021
	PAMC	CONSOL Marine Terminal	Other	Total Company
Net Income (Loss)	$94,161	$32,251	$(92,302)	$34,110

Add: Income Tax Expense	—	—	1,297	1,297
Add: Interest Expense	1,710	6,141	55,491	63,342
Less: Interest Income	(90)	—	(3,197)	(3,287)
Earnings (Loss) Before Interest & Taxes (EBIT)	95,781	38,392	(38,711)	95,462

Add: Depreciation, Depletion & Amortization	206,727	4,834	13,022	224,583

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$302,508	$43,226	$(25,689)	$320,045

Adjustments:
Add: Stock-Based Compensation	5,768	265	599	6,632
Less: Gain on Debt Extinguishment	—	—	(657)	(657)
Add: Pension Settlement	—	—	22	22
Add: Fair Value Adjustment of Commodity Derivative Instruments	52,204	—	—	52,204
Total Pre-tax Adjustments	57,972	265	(36)	58,201

Adjusted EBITDA	$360,480	$43,491	$(25,725)	$378,246
Free cash flow is a non-GAAP financial measure. defined as net cash provided by operating activities plus proceeds from sales of assets less capital expenditures. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations and non-core asset sales after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand CONSOL’s asset base and are expected to generate future cash flows from operations. It is important to note that free cash flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The following table presents a reconciliation of free cash flow to net cash provided by operations, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended	Three Months Ended	For the Year Ended	For the Year Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net Cash Provided by Operations	$151,304	$52,426	$650,990	$305,569

Capital Expenditures	(37,050)	(29,434)	(171,506)	(132,752)
Proceeds from Sales of Assets	1,764	1,519	21,538	13,572
Free Cash Flow	$116,018	$24,511	$501,022	$186,389

Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. With the exception of historical matters, the matters discussed in this press release are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) that involve risks and uncertainties that could cause actual results to differ materially from results projected in or implied by such forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe our expectations with respect to the Itmann Mine or any other strategy that involves risks or uncertainties, we are making forward-looking statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Specific risks, contingencies and uncertainties are discussed in more detail in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this press release and CEIX disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.
Source: CONSOL Energy Inc.